Exhibit 99.1
news release
QLT DELAYS INITIATION OF PHASE IIa ATRIGEL/OCTREOTIDE PROGRAM

For Immediate Release	May 18, 2006
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that it will delay the initiation of its Phase IIa Atrigel/octreotide program in acromegaly patients. This decision was made, in cooperation with the U.S. Food and Drug Administration (FDA), following adverse event findings that occurred in an ongoing primate toxicology study designed to support repeated injections in patients.
The Phase IIa 16-patient study in acromegaly was expected to initiate in Q3 2006 with preliminary data expected in March 2007. However, the FDA has required that QLT submit the final data from the ongoing toxicology study prior to initiating the clinical program. QLT expects to be able to submit the complete results of the toxicology study by the end of 2006. Following the FDA’s review of the data the FDA will determine whether patient enrollment can begin in the Phase IIa acromegaly study.
QLT expects that there will be savings of approximately $1M in the 2006 research and development budget associated with the delay of the clinical trial in acromegaly and will update any future potential impact after a thorough analysis of the octreotide program.
QLT Inc. is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological and urological conditions. Together with our subsidiaries, we have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Therese Hayes / Bal Bains
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, and constitute “forward-looking information” of QLT within the meaning of the applicable Canadian securities laws, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and actual events or results may differ materially. Forward-looking statements include statements regarding our expectations as to the timing of the completion and availability and submission to the FDA of the complete data from the ongoing primate toxicology study and our expectations as to projected cost savings resulting from the delay in the Phase IIa clinical trial of octreotide in acromegaly patients. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements include; we could be delayed in the completion of the ongoing toxicology study or in the analysis and submission of the data from that study to the FDA, our expected cost savings associated with the delay of the clinical study may be less than anticipated and other factors described in detail in QLT’s Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT does not assume any obligation to update such information to reflect later events or developments, except as may be required by law.